                                                                  Exhibit 10.1


                       AGREEMENT FOR THE PURCHASE AND SALE
                      OF THE ASSETS OF AN INSURANCE AGENCY

         This Agreement, made and entered into this 27th day of April, 2006, by and between CNB Insurance Services, Inc., a West Virginia Corporation and a wholly owned subsidiary of Citizens National Bank of Berkeley Springs, West Virginia, a national banking organization, chartered under the laws of the State of West Virginia, located at 101 South Washington Street, Berkeley Springs, West Virginia (hereinafter "CNB Insurance Services, Inc." or "Seller") and Maiden Financial, Inc., a West Virginia corporation, of 39 Maddex Drive, Shepherdstown, West Virginia 25443 (hereinafter "Maiden" or "Buyer" or "Purchaser") is an Agreement under which Seller agrees to sell and Purchaser agrees to purchase the assets of CNB Insurance Services, Inc., (hereinafter throughout this Agreement referred to simply as "the Agency").

ARTICLE I.        DEFINITIONS AND CONSTRUCTION

Section 1.01 The terms "Seller" , "Vendor" , "Owner" , "Proprietor" or other like term, when used herein, shall mean and refer to CNB Insurance Services, Inc., its successors and assigns;

Section 1.02 The terms "Purchaser" , "Vendee" , "Buyer" or other like term, when used herein, shall mean and refer to Maiden Financial, Inc., a West Virginia Corporation;

Section 1.03 The terms "Agency" , "Insurance Business" , "Insurance Agency" , , shall mean and refer to the business and operations of CNB Insurance Services, Inc., a West Virginia Corporation and a wholly owned subsidiary of Citizens National Bank of Berkeley Springs, West Virginia, a national banking organization, chartered under the laws of the State of West Virginia, located at 101 South Washington Street, Berkeley Springs, West Virginia;

Section 1.04 The terms "assets" , "assets of the business" , "assets of the agency" or other like term shall mean and refer to the assets of CNB Insurance Services, Inc. as they are delineated and defined in this Agreement.

Section 1.05 The terms "liabilities", "liabilities of the business", "liabilities of the agency", "liabilities of the Seller" or other like terms shall be understood to mean and include all of the liabilities, whether the same be contractual, in tort, or otherwise, whenever and however the same shall have accrued or have arisen, of the "Seller" or the "agency" or both;




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Section 1.06 The terms "the companies", "the insurance companies" , "the insurers" or other like term shall mean and refer to all of the insurance companies for which the agency is authorized to sell insurance products. Specifically, those insurance companies are those with which the agency has contracts, which are appended hereto, collectively as Exhibit "B."

Section 1.07 The term "default," when used herein shall mean the breach or nonperformance by a party hereto of a material term or condition of this Agreement, including the failure of any warranty or representation made herein by a party to prove to be true and accurate. "Default" shall also mean the filing of a petition in bankruptcy as to either party hereto, whether the petition be voluntary or involuntary, or the initiation of any proceeding under state law providing for the assignment of assets for the benefit of the creditors of the party.

Section 1.08 The terms "Settlement" , "Closing" or other like term shall mean and refer to the execution of documents conveying title to the assets which are the subject of this Agreement.

ARTICLE II. AGREEMENT FOR THE SALE AND PURCHASE OF ASSETS

         The Seller agrees to sell to Purchaser, and the Purchaser agrees to purchase from the Seller all of the assets of CNB Insurance Services, Inc., which are more fully described below in this Agreement, upon the terms and conditions set forth in this Agreement.

ARTICLE III. DESCRIPTION OF ASSETS WHICH ARE SUBJECT TO AGREEMENT.

         The parties hereto specifically agree that the assets which are the subject of this Agreement are as described as follows:

SECTION 3.01 Real estate.

         The Seller and Purchaser agree that this Agreement of sale does not cover any real property, and that no real estate is to be conveyed under this Agreement.

Section 3.02 Tangible personal property to be conveyed.

         The Seller agrees to sell and Purchaser agrees to purchase from Seller the tangible personal property described more fully in Exhibit "B" attached hereto.

Section 3.03 Right to Receive Commissions.

         Except as hereinafter provided, Seller agrees to assign and transfer to Purchaser at Closing and Purchaser agrees to purchase and accept from Seller at Closing any right of the Seller to receive commissions on the premiums for insurance policies which have been sold prior to the Closing, to the extent that those commissions have not been paid. Any commissions paid to Seller prior to Closing will be and remain the property and earnings of Seller. Purchaser agrees and understands that commission statements received by Seller from insurance companies routinely show credits and debits, and to the extent that there are debits, charges or adjustments to commissions which are paid after the Closing, Purchaser will absorb those debits, charges or adjustments to commissions, even if the adjustments are for commissions paid to Seller prior to Closing, it being expressly agreed by the parties hereto that Purchaser is purchasing the net commissions.


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         Seller agrees to transfer and assign to Purchaser any right Seller may have to receive any contingency bonus or other bonus or payment of any kind from any of the insurers which payment is due to be paid or is paid after Closing. Any contingency bonus or other bonus or payment of any kind from any of the insurers which is paid to Seller prior to Closing will be and remain the property and earnings of Seller.

         To the extent that they may be assignable, Seller will assign and transfer to Purchaser all of the rights and authority the Seller may have under any and all contracts heretofore entered into between the Seller and any insurance companies whatsoever, including those which are appended hereto as Exhibit "A."

         The "right of the Seller to receive commissions on the premiums for insurance policies which have been sold prior to the Closing," described above, does not include the right to receive commissions on premiums on any of the following policies which have been sold or issued in conjunction with any loan or extension of credit made by Citizens National Bank of Berkeley Springs to a banking customer: (1) any contract of credit life insurance; (2) any contract of credit disability insurance; (3) any contract of joint credit life insurance;
(4) any contract of joint credit disability insurance The assets conveyed hereunder do not include and right to use the name of the Agency, CNB Insurance Services, Inc., or to use any variant thereof.

Section 3.04      Transfer of assets only; liabilities do not transfer

         This Agreement provides for the transfer of assets. Purchaser does not agree to assume and will not assume any liabilities whatsoever as a part of this Agreement.

ARTICLE IV. PAYMENT OF PURCHASE PRICE TO SELLER.

Section 4.01 Gross Sale Price.

         The Gross Sale Price for the assets of the Seller being purchased by Purchaser is ONE HUNDRED AND FIFTY THREE THOUSAND, THREE HUNDRED AND THIRTY-TWO DOLLARS AND THIRTY-SIX CENTS ($153,332.36).

Section 4.02 Manner of Payment of Gross Sale Price.

         The Gross Sale Price shall be paid by Purchaser as follows:

   (A) ONE HUNDRED AND TEN THOUSAND, NINE HUNDRED AND THIRTY-EIGHT DOLLARS AND SEVENTY CENTS ($110,938.70) will be paid in cash on the day of Settlement.

   (B) FORTY-TWO THOUSAND, THREE HUNDRED AND NINETY-THREE DOLLARS AND SIXTY-SIX CENTS ($42,393.66) will be paid, together with interest on the unpaid portion thereof at the annual rate of 7.75%, in eighteen
         (18) consecutive equal monthly installments of TWO THOUSAND FIVE HUNDRED AND TWO DOLLARS AND THIRTY-FOUR CENTS ($2,502.34) each, commencing for the first such installment one month after the day of Settlement, with a



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

         like installment of principal and interest due on the same day of each of the next seventeen succeeding months. Purchaser shall have the right to prepay this indebtedness without penalty. This indebtedness is evidenced by the amortization schedule annexed hereto as Exhibit "C." Seller will be free to assign this indebtedness to its parent company, Citizens National Bank of Berkeley Springs.

ARTICLE V. WARRANTIES AND REPRESENTATIONS OF SELLER AND PURCHASER;

Section 5.01 Delineation of Warranties by Seller

   (a) As to the contracts which Seller has entered into as agent with various insurance companies, Seller makes no warranty that its authority or position as agent for any of the companies delineated on Exhibit A annexed hereto are transferable or assignable. Nor does Seller make any warranty that Seller has any right to assign or transfer its contractual rights or authority as agent. In fact, Purchaser has inspected the contracts and acknowledges that some contain express prohibitions on such a transfer or assignment.

   (b) Seller is aware of no pending or threatened litigation with respect to Seller or claims against Seller that would affect in a material way the value of the assets which are the subject of this Agreement or that would affect the quality of the Seller's title to the assets which are the subject of this Agreement;

   (c) Seller has no legal impediment to its authority and ability to enter into this Agreement and to perform each and all of the terms and conditions hereof;

   (d) Seller makes no warranty as to any specific amount of money which is or will be due as commissions on the premiums for insurance policies which have been sold prior to the Closing. Nor does Seller make any warranty or representation about whether the Seller is or will be entitled to any kind of contingency or other bonus from any of the insurers;

   (e) That there are no undisclosed latent defects with respect to any of the tangible assets, both real and personal, which are to be transferred pursuant to this Agreement.

Section 5.02 Delineation of Warranties by Purchaser

   (a) Purchaser warrants that it is licensed to do business as an insurance agency in the State of West Virginia, and that it has the authority to enter into this Agreement and to perform his obligations hereunder.


   (b) Purchaser is aware of no pending or threatened litigation with respect to it or claims against it that would affect in a material way its ability to enter into this Agreement or to perform its obligations hereunder.

   (c) Purchaser warrants that it has inspected any and all tangible personal property to be conveyed pursuant to the terms of this Agreement, and that it accepts the same in "as is" condition.


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   (d)   Purchaser warrants that it has made his own calculations regarding the value of that which it is purchasing, and is not relying on any representations from Seller regarding the value of any assets to be transferred hereunder.

Section 5.03  Effect of Warranties

         The warranties made by each of the parties herein are made for purpose of inducing the other party to enter into this Agreement. The parties agree and acknowledge that but for these warranties, the parties would not have entered into this Agreement. The parties further agree that the breach of any the warranties set forth herein shall constitute a material breach of this Agreement.

Section 5.04 Warranties to survive Settlement.

         The parties hereto specifically agree that the warranties made herein shall survive the Settlement, and the rights of the parties hereto and the rights of any intended third-party beneficiary of the warranties in the case of a breach of any warranty set forth above shall not be in any way limited on account of Settlement having occurred.

ARTICLE VI. OTHER TERMS AND CONDITIONS

Section 6.01 Customer Privacy

         The parties understand that there are federal and state laws which require that customer privacy to be maintained and that customer information be kept confidential. Purchaser agrees that it will not do anything before or after Closing which would constitute a violation of any laws relating to privacy or confidentiality of customer information. Purchaser agrees to indemnify and hold Seller harmless from any and all liability whatsoever arising out of any claim by a customer of Seller that there has been a breach of any law or regulation relating to the privacy of customer information as a result of this Agreement or on account of Purchaser having or releasing any customer information which is required by law to be maintained confidentially.

Section 6.02 Employees of Seller

         Seller has two employees, Foster Sirbaugh and Lisa Unger ("the employees"). At Closing, or within the time thereafter permitted by law, Seller will pay its employees fully for their work as employees of Seller. Purchaser will not be responsible for any salary or benefits of employees which accrue prior to the day of Settlement. It is the understanding of Seller that Purchaser intends to offer employment to Seller's employees after Closing. In this regard, Seller agrees to release the employees, as of the date of Closing, from employment by Seller and from any contractual obligations which the employees may have to Seller, in order to allow Seller's employees to be free to consider and accept employment with Purchaser upon such terms and conditions of employment as Purchaser may negotiate with them. The parties hereto agree that negotiations between the Purchaser with Seller's employees may commence with the execution of this Agreement.


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

Section 6.03 Notification by Seller of Insurers

         Purchaser agrees and understands that Seller may be obligated contractually to notify the insurers for which Seller serves as agent that Seller has entered into this Agreement for the sale of the assets of the Agency, including the assignment of commissions contemplated hereunder.

Section 6.04 Agreement by Purchaser for Continuing Discounted Health
             Insurance for the Group Health Plan of Citizens National Bank

         The parties acknowledge that the group health insurance plan for the employees of Citizens National Bank ("the CNB Group Plan") is provided currently by Mountain State Blue Cross and Blue Shield. Seller serves and acts as the agent for the CNB Group Plan. Purchaser warrants that it is licensed and authorized to act as agent for Mountain State Blue Cross and Blue Shield. Purchaser further warrants and agrees that after Closing, it will continue to act as agent for the CNB Group Plan. Purchaser further warrants and agrees that so long as Citizens National Bank, its successors and assigns, shall maintain the CNB Group Plan with Mountain State Blue Cross and Blue Shield or so long as Citizens National Bank shall have a group health insurance plan with an insurer which Purchaser represents, Purchaser will discount the premium for the CNB Group Plan by the amount of commission that Purchaser is entitled to receive from the insurer. This provision is intended by the parties to continue in perpetuity. It is further the express and specific intention of the parties to this Agreement that Citizens National Bank of Berkeley Springs is to be the beneficiary of this provision of this Agreement. The parties hereto stipulate that Citizens National Bank of Berkeley Springs, its successors and assigns, are intended third-party beneficiaries of this Agreement, and it is further stipulated that Citizens National Bank of Berkeley Springs will have a right to enforce this provision of this Agreement, including the right to seek and have legal and equitable relief in the future as may be necessary to give this Agreement effect.

Section 6.05 Notices to Parties

         Wherever any notice is required or permitted hereunder, such notice shall be in writing and shall be delivered by (a) overnight courier, (b) by hand, (c) by facsimile, followed by hard copy, or (d) sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:


                  PURCHASER:        Thomas Maiden
                                    Maiden Financial, Inc.
                                    39 Maddex Drive
                                    Shepherdstown, West Virginia 25443

                  SELLER:           Thomas F. Rokisky
                                    President
                                    CNB Insurance Services, Inc.
                                    101 S. Washington Street
                                    Berkeley Springs, WV 25411,


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

                                    and its counsel,

                                    Charles S. Trump IV
                                    Trump & Trump, LC
                                    Attorneys at Law
                                    171 South Washington Street
                                    Berkeley Springs, WV 25411

         Notices given in accordance with the provisions set forth in (a) and
(d) above of this Paragraph will be deemed to have been given when mailed. Notices given in accordance with the provisions set forth in (b) above of this Paragraph will be deemed to have been given when delivered. Notices given in accordance with the provisions set forth in (c) above of this Paragraph will be deemed to have been given when transmitted.

Section 6.06 Purchaser's Financing Contingency

         Purchaser's obligation to purchase under this Agreement is contingent upon Purchaser being able to obtain acceptable financing for the portion of the Gross sale price which Purchaser is obligated to pay at Settlement. However, unless Purchaser shall notify Seller within ten (10) days from the date of Purchaser's execution of this Agreement that Purchaser has not been able to obtain acceptable financing for the portion of the Gross sale price which Purchaser is obligated to pay at Settlement, then this contingency shall be deemed to have been waived by Purchaser.

ARTICLE VII. SETTLEMENT

Section 7.01 Date of Settlement

         Settlement under the terms of this Agreement shall occur on the 1st day of June, 2006. The exact time shall be agreed upon between the parties.

Section 7.02 Place of Settlement

         Settlement shall be had at the law offices of Trump & Trump, L.C. counsel for the Seller, which offices are located at 171 S. Washington Street, Berkeley Springs, WV 25411, or at such other place as may be agreed upon by the parties.

Section 7.03 Documents, property and assets to be delivered

         At Settlement, Seller shall execute, acknowledge and deliver to purchaser the following documents and items of property:

   (a) good and sufficient assignments of all of the rights of the Seller to receive commissions on the premiums for insurance policies which have been sold prior to the Closing;

   (b) a good and sufficient bill of sale conveying any and all of the tangible personal property which is the subject of this Agreement;


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   (c)   actual possession of all of the assets which are the to be conveyed pursuant to the terms of this Agreement;

   (d) Following the Settlement date Seller will, on request of Purchaser, execute and deliver to Purchaser such further instruments in writing as may be required to complete or evidence the transaction herein provided for, and Purchaser will, on request, execute and deliver like instruments to Seller.

Section 7.04 Expenses of Settlement

         Any sales, excise, transfer, purchase, or use tax under the law of the State of West Virginia or of any county, city, or subdivision thereof which may be payable by reason of the sale of all or any portion of the property under this Agreement shall be borne by Seller, and Seller agrees to reimburse Purchaser on demand for any such tax. Each party shall pay for his own attorney's fees.

ARTICLE VIII. COVENANTS BY SELLER

Section 8.01 Covenant for cooperation;

         Seller covenants and agrees that upon execution of this Agreement, Seller will cooperate with Purchaser, allowing Purchaser to conduct such examinations and studies as Purchaser shall desire to conduct with respect to Seller's assets and business. Further, Seller shall help and assist Purchaser in loading copying and making useful all of the records of Seller's operation, so that upon Settlement, the transition shall be a smooth as possible. Seller agrees that immediately upon Settlement.

Section 8.02 Covenant to maintain business;

         Seller covenants that it will not do anything to harm or impair the business of the agency or that would directly or indirectly cause the agency to lose business or contracts.

ARTICLE IX. AGREEMENT FOR POST-SETTLEMENT OCCUPANCY

         Purchaser intends to find suitable space in the Berkeley Springs area for the operation of Purchaser's insurance agency. However, Seller and Purchaser agree that after Settlement, if the same should be necessary, Seller will permit for a period of time not to exceed sixty (60) days Purchaser to occupy as a lessee or tenant the space currently utilized by Seller within the Citizens National Bank Building located at 101 S. Washington Street, Berkeley Springs, West Virginia. The terms of such occupancy will be set forth in a separate lease Agreement.

ARTICLE X. REMEDIES

Section 10.01 Seller's remedies

         Upon default by Purchaser, as default is defined above, Seller shall be entitled to proceed at law or in equity against Purchaser for all sums to which Seller is entitled under this Agreement.


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Section 10.02 Purchaser's remedies

         Upon default by Seller, as default is defined above, Purchaser shall be entitled to proceed at law or in equity for any kind of legal or equitable relief to which Purchaser may be entitled.

Section 10.03 Remedies available to Intended Third-Party Beneficiary

         Upon default by Purchaser in his obligation to provide continuing discounts to Citizens National Bank of Berkeley Springs for its CNB Group Plan, as required by Section 5.03 of this Agreement, Citizens National Bank shall be entitled to proceed at law or in equity against Purchaser for all sums and discounts to Citizens National Bank of Berkeley Springs is entitled under this Agreement.

Section 10.04 Attorney's fees

         In the event that a party is adjudged by a court of competent jurisdiction to have defaulted in this Agreement, then the non-breaching party or the intended third-party beneficiary shall be entitled to recover his reasonable costs and expenses, including all of his reasonable attorneys' fees.

Section 10.05 Default not waived

         Neither party hereto shall be deemed to have waived any default solely as a result of the failure to act to seek redress. Failure by one party to act on one or more occasions when the other party shall be in default shall not constitute a waiver or bar to the right of action for subsequent acts of default.

ARTICLE XI. MISCELLANEOUS

Section 11.01 Integration of Agreement

         This written Agreement contains the entire Agreement and understanding of the parties hereto. No prior or contemporaneous Agreements or understandings, whether written or oral, shall become a part of this Agreement.

Section 11.02 Modification

         This Agreement may be modified only by written instrument signed by the party to be charged with the modification.

Section 11.03 Binding nature of Agreement

         This Agreement shall inure to the benefit of, and be binding upon, the heirs, administrators, successors and assigns of each of the parties hereto, as well as the successors and assigns of any specifically intended third-party beneficiaries of this Ageement.

Section 11.04 Contract freely assignable by Purchaser

         The Purchaser shall have the freedom to assign this contract to another legal entity that it may form for the purpose of operating an insurance agency. In such event, the Purchaser shall still be liable and obligated to pay Seller all sums due under this contract.


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Section 11.05 Indemnification

         Purchaser shall indemnify and hold Seller harmless from any and all liability whatsoever, whether in contract tort or otherwise, which liability arises or has arisen out of any actions or omissions on the part of Purchaser in the performance of Purchaser's obligations under this contract.

Section 11.06 Provisions of Agreement to survive Settlement

         The provisions of this Agreement shall survive Settlement. All of the obligations of the Seller and the Purchaser as set forth herein shall remain and continue, notwithstanding the fact that Settlement may have occurred. Neither party hereto waives any right to assert a remedy or to enforce this Agreement by virtue of the fact that he shall have gone to Settlement.

Section 11.07 Article, section and paragraph headings

         Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

Section 11.08 Severability

         If any provision of this Agreement shall be construed by a court of competent jurisdiction to be unlawful or unenforceable, such a finding shall not have the effect of vitiating the remainder of this Agreement. In that regard, the provisions of this Agreement are severable.

Section 11.09 Gender, number, tense, and person

         Whenever the context shall require, masculine pronouns used herein shall be deemed and construed to include the feminine and the neuter, feminine pronouns shall be deemed to include the masculine and neuter, and neuter pronouns shall bee deemed to include the masculine and feminine; the singular shall be deemed to include the plural, and the plural shall be deemed to include the singular. Words used in this Agreement in the present tense include the future as well as the present.

         IN WITNESS WHEREOF, the parties have caused the following signatures and seals to be affixed to this Agreement this 27th day of April, 2006:

Seller:                                            Purchaser:
CNB Insurance Services, Inc.                       Maiden Financial, Inc.
by:


/s/ Thomas F. Rokisky                              /s/ Thomas Maiden
------------------------------                     ----------------------------
President                                          President


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                           EXHIBIT "A" DELINEATION OF
                        AGENCY'S CONTRACTS WITH INSURERS



         Company/Companies                              Effective date
         -----------------                              --------------

1)       Progressive Companies                          November 7, 2005

2)       Shelby / Vesta                                 January 1, 2004

3)       Farmer & Mechanics Mutual                      March 13, 2002
         Insurance Company

4)       Farmers Mutual Insurance Company               May 2, 2003

5)       Municipal Mutual Insurance Company             December 10, 1998

6)       Insurance Intermediaries Inc.                  undated

7)       West Virginia National Auto                    April 22, 1999
         Insurance Company

8)       Mountain State Blue Cross                      March 7, 2003
         and Blue Shield



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




              EXHIBIT "B" DESCRPITION OF TANGIBLE PERSONAL PROPERTY





Copies of the Seller's files

Copies of all of the Seller's rate guides and other materials from the Companies

Copies of all of the Seller's records regarding business written



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